UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): November 2, 2016

PARSLEY ENERGY, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-36463	46-4314192
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

303 Colorado Street, Suite 3000 Austin, Texas 78701
(Address of Principal Executive Offices) (Zip Code)

(737) 704-2300
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry Into a Material Definitive Agreement.
On October 28, 2016,  Parsley Energy, Inc. (the “Company”) and Parsley Energy, LLC, a subsidiary of the Company (the “Borrower”), entered into a revolving credit agreement (the “Credit Agreement”) with Wells Fargo Bank, National Association, as administration agent (“Wells Fargo”), JPMorgan Chase Bank, N.A., as syndication agent (“JPMorgan”), BMO Harris Bank, N.A., as documentation agent (“BMO”), and the other lenders party thereto, which replaces the previously existing amended and restated credit agreement by and among Parsley Energy, L.P., as borrower, Wells Fargo, as administrative agent, JPMorgan, as syndication agent, BMO, as documentation agent, and the lenders party thereto, which was terminated concurrently with entry into the Credit Agreement.
The Credit Agreement provides for a five-year senior secured revolving credit facility, maturing on October 28, 2021, with a borrowing capacity of the lesser of (i) the Borrowing Base (as defined in the Credit Agreement), (ii) the Aggregate Elected Borrowing Base Commitments (as defined in the Credit Agreement), and (iii) $2.5 billion. The Credit Agreement is secured by substantially all of the Borrower’s and its restricted subsidiaries’ assets.
The Credit Agreement provides for an initial Borrowing Base of $900.0 million, which will be redetermined by the lenders on a semi-annual basis each April 1st and October 1st, with the first such scheduled redetermination occurring on April 1, 2017. Further, the Aggregate Elected Borrowing Base Commitments under the Credit Agreement are $600.0 million as of the closing date of the Credit Agreement. The amount the Borrower is able to borrow under the Credit Agreement is subject to compliance with the financial covenants, satisfaction of various conditions precedent to borrowing, and other provisions of the Credit Agreement.
Borrowings under the Credit Agreement can be made in Eurodollars or at the alternate base rate. Eurodollar loans bear interest at a rate per annum equal to an adjusted LIBO rate plus an applicable margin ranging from 2.0% to 3.0%, depending on the percentage of the Borrowing Base utilized. Alternate base rate loans bear interest at a rate per annum equal to the greatest of (i) the prime rate of Wells Fargo, (ii) the federal funds effective rate plus 0.5% and (iii) the adjusted LIBO rate plus 1.0%, plus an applicable margin ranging from 1.0% to 2.0%, depending on the percentage of the Borrowing Base utilized. Notwithstanding the foregoing, if the Consolidated Leverage Ratio (as defined in the Credit Agreement) as of the last day of any fiscal quarter or fiscal year of the Borrower, as applicable, exceeds 3.50 to 1.00, then the applicable margin with respect to alternate base rate loans and Eurodollar loans will, in each case, increase by 0.5% until such time as the Consolidated Leverage Ratio does not exceed 3.50 to 1.00. The Credit Agreement also provides for a commitment fee ranging from 0.375% to 0.500%, depending on the percentage of the Borrowing Base utilized.
The Credit Agreement is subject to various covenants, which include, for example, the maintenance of the following financial ratios: (i) a minimum current ratio (based on the ratio of consolidated current assets to consolidated current liabilities) of not less than 1.0 to 1.0 as of the last day of any fiscal quarter; and (ii) a maximum Consolidated Leverage Ratio of not more than 4.0 to 1.0 as of the last day of any fiscal quarter for the four fiscal quarters ending on such date, provided that (a) EBITDAX (as defined in the Credit Agreement) for the period ending on September 30, 2016 will be annualized using the fiscal quarter ending on such date, (b) EBITDAX for the period ending on December 31, 2016 will be annualized using the two consecutive fiscal quarters ending on such date and (c) EBITDAX for the period ending on March 31, 2017 will be annualized using the three consecutive fiscal quarters ending on such date. The Credit Agreement also requires the Company or the Borrower, as applicable, to timely submit annual and quarterly financial statements, reserve reports, budgets and other notices to the lenders, as well as meet other recurring obligations.
The Credit Agreement places restrictions on the Borrower and certain of its subsidiaries with respect to, for example, additional indebtedness, liens, dividends and other payments, investments, acquisitions, mergers, asset dispositions, transactions with affiliates, hedging transactions and other matters. The Credit Agreement also places customary “holding company” restrictions on the activities of the Company.
The Credit Agreement is subject to customary events of default, including the occurrence of a Change in Control (as defined in the Credit Agreement). If an event of default occurs and is continuing, the administrative agent or the Majority Lenders (as defined in the Credit Agreement) may accelerate any amounts outstanding and terminate lender commitments.
Wells Fargo, JPMorgan, BMO, the other lenders party to the Credit Agreement, and their respective affiliates have from time to time performed, and may in the future perform, various financial advisory, commercial banking and investment banking services for the Company and its affiliates in the ordinary course of business for which they have received and would receive customary compensation. In addition, in the ordinary course of their various business activities, such parties and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investments and securities activities may involve the Company’s securities and/or instruments.
The foregoing description of the Credit Agreement is qualified in its entirety by reference to the full text of the Credit Agreement, a copy of which is attached as Exhibit 10.1 hereto and is incorporated herein by reference.

Item 1.02	Termination of a Material Definitive Agreement.
The information set forth under Item 1.01 above is hereby incorporated into this Item 1.02 by reference.

Item 2.02	Results of Operations and Financial Condition
On November 2, 2016, the Company announced its financial and operating results for the three months ended September 30, 2016.  A copy of the Company’s news release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.
The information in this Item 2.02 (including the exhibit) shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (“Exchange Act”), or otherwise subject to the liabilities of that section, and is not incorporated by reference into any filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
The information set forth under Item 1.01 above is hereby incorporated into this Item 2.03 by reference.

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.
On October 28, 2016, the board of directors of the Company adopted the Amended and Restated Bylaws of the Company (as amended and restated, the “A&R Bylaws”), effective immediately. The A&R Bylaws amend the Company’s preexisting Amended and Restated Bylaws to, among other things: (i) provide for additional disclosure requirements for notices of director nominations and stockholder proposals; and (ii) require that each director nominee (a) complete a written questionnaire regarding the background and qualifications of such person, (b) represent that such person is not a party to any voting commitment that has not been disclosed to the Company and (c) enter into a written director agreement.
The foregoing description of the A&R Bylaws is qualified in its entirety by reference to the full text of the A&R Bylaws, a copy of which is attached as Exhibit 3.1 hereto and is incorporated herein by reference.

Item 7.01	Regulation FD Disclosure.
In addition, on November 2, 2016, the Company posted a third quarter presentation on the Company’s website, www.parsleyenergy.com.

The information furnished in this Item 7.01 shall not be deemed to be “filed” for purposes of Section 18 of the Exchange Act, or otherwise subject to the liabilities of that section, and is not incorporated by reference into any filing under the Securities Act or the Exchange Act.

Item 9.01	Financial Statements and Exhibits.
(d)     Exhibits.

Exhibit No.	Description
3.1	Amended and Restated Bylaws of Parsley Energy, Inc., dated as of October 28, 2016.
10.1
Credit Agreement, dated as of October 28, 2016, by and between Parsley Energy, LLC, as borrower, Parsley Energy, Inc., Wells Fargo Bank, National Association, as administrative agent, JPMorgan Chase Bank, N.A., as syndication agent, BMO Harris Bank, N.A., as documentation agent, and the lenders party thereto.

99.1
News Release, dated November 2, 2016, titled, “Parsley Energy Announces Third Quarter 2016 Financial And Operating Results; Adds Drilling Locations in Second Wolfcamp B Target Zone to Midland Basin Inventory.”

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PARSLEY ENERGY, INC.

	By:	/s/ Colin W. Roberts
Colin W. Roberts
Vice President—General Counsel
Dated: November 2, 2016

EXHIBIT INDEX

Exhibit No.	Description
3.1	Amended and Restated Bylaws of Parsley Energy, Inc., dated as of October 28, 2016.
10.1
Credit Agreement, dated as of October 28, 2016, by and between Parsley Energy, LLC, as borrower, Parsley Energy, Inc., Wells Fargo Bank, National Association, as administrative agent, JPMorgan Chase Bank, N.A., as syndication agent, BMO Harris Bank, N.A., as documentation agent, and the lenders party thereto.

99.1
News Release, dated November 2, 2016, titled, “Parsley Energy Announces Third Quarter 2016 Financial And Operating Results; Adds Drilling Locations in Second Wolfcamp B Target Zone to Midland Basin Inventory.”